Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

January 31, 2012	For more information contact: Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2011 Results

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the year and the quarter ended December 31, 2011. Net income for 2011 increased 32.6% or $9.2 million to $37.2 million from the $28.0 million reported for 2010. Net income for the three months ended December 31, 2011 was $10.2 million compared to $8.4 million for the same period of 2010. Return on assets and return on equity for 2011 was 1.49% and 10.90%, respectively, compared to 1.11% and 8.73% for 2010. The Freestar acquisition, described further below, was consummated on December 30, 2011 and did not impact the Corporation’s 2011 results of operations.

Net interest income for 2011 of $99.2 million is an increase of 2.7% over the $96.6 million reported for 2010. Net interest income for the quarter ended December 31, 2011 was $24.4 million compared to $24.6 million for the fourth quarter of 2010. The net interest margin of 4.50% for 2011 is an increase of 3.45% over the 4.35% reported for 2010 as the Corporation continued to realize the benefits of reduced funding costs.

Non-interest income for the years ended December 31, 2011 and 2010 was $33.5 and $29.8 million respectively. For the three months ended December 31, 2011, non-interest income was $8.4 million compared to the $9.6 million reported for the same period of 2010.

Non-interest expense for 2011 was $75.4 million compared to $77.2 million in 2010. For the three months ended December 31, 2011, non-interest expenses were reduced $1.1 million to $18.5 million from the $19.6 million reported for the same period of 2010. FDIC expense was $1.0 million less in 2011 than in 2010.

Total deposits at December 31, 2011 increased by $371.5 million or 19.52% to $2.27 billion compared to $1.90 billion reported the same time a year ago. In 2011, loans increased by $254.7 million to $1.89 billion. These increases were driven by the acquisition of Freestar Bank. The Freestar acquisition increased total deposits and total loans by approximately $360 million and $250 million, respectively. Assets acquired and liabilities assumed in a business combination are recorded at fair value at the date of acquisition. These values are still being finalized. Preliminarily, the $55 million Freestar acquisition, added total assets of approximately $410, million, including goodwill of approximately $26 million. Shareholders’ equity and the book value per share increased 7.85% to $347.0 million and $26.38 per share for 2011. The capital and book value increases were not impacted by the purchase of Freestar Bank. This improvement allowed the Corporation to increase the dividends it paid to shareholders in 2011, something it has done for each of the past 23 years.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter Ending December 31,2011

(Dollar amounts in thousands except per share data)

	September 30,	September 30,	September 30,	September 30,
	12/31/11	12/31/10	Change	% Change

Year to Date Information:

Net Income	$37,195	$28,044	$9,151	32.63%
Earnings Per Average Share	$2.83	$2.14	$0.69	32.24%
Return on Assets	1.49%	1.11%	0.38%	34.23%
Return on Equity	10.90%	8.73%	2.17%	24.86%
Net Interest Margin	4.50%	4.35%	0.15%	3.45%
Net Interest Income	$99,194	$96,616	$2,578	2.67%
Non-Interest Income	$33,518	$29,797	$3,721	12.49%
Non-Interest Expense	$75,365	$77,203	$(1,838)	-2.38%
Loss Provision	$5,755	$9,200	$(3,445)	-37.45%
Net Charge Offs	$8,975	$7,963	$1,012	12.71%
Efficiency Ratio	54.53%	58.63%	-4.09%	-6.98%

Quarter to Date Information:

Net Income	$10,161	$8,352	$1,809	21.66%
Earnings Per Average Share	$0.77	$0.64	$0.13	20.31%
Return on Assets	1.61%	1.32%	0.29%	21.97%
Return on Equity	11.53%	10.10%	1.43%	14.16%
Net Interest Margin	4.44%	4.41%	0.03%	0.68%
Net Interest Income	$24,376	$24,601	$(225)	-0.91%
Non-Interest Income	$8,420	$9,615	$(1,195)	-12.43%
Non-Interest Expense	$18,450	$19,642	$(1,192)	-6.07%
Loan Loss Provision	$1,861	$2,190	$(329)	-15.02%
Net Charge Offs	$4,702	$1,431	$3,271	228.58%
Efficiency Ratio	53.89%	55.25%	-1.36%	-2.46%

Balance Sheet:

Assets	$2,952,401	$2,451,095	$501,306	20.45%
Deposits	$2,274,499	$1,903,043	$371,456	19.52%
Loans	$1,894,881	$1,640,146	$254,735	15.53%
Shareholders’ Equity	$346,961	$321,717	$25,244	7.85%
Book Value Per Share	$26.38	$24.46	$1.92	7.85%
Average Assets	2,497,556	2,516,782	$(19,226)	-0.76%